Exhibit 99.1

Independence Contract Drilling, Inc. Reports Financial Results for the Fourth Quarter and Year Ended December 31, 2020 and Announces Additional Rig Reactivations

HOUSTON, Feb. 24, 2021 /PRNewswire/ -- Independence Contract Drilling, Inc. (the "Company" or "ICD") (NYSE: ICD) today reported financial results for the three and twelve months ended December 31, 2020 and announced additional rig reactivations.

Fourth Quarter 2020 Highlights

  Net loss of $43.1 million, or $7.02 per share.
  Adjusted net loss, as defined below, of $16.3 million, or $2.65 per share.
  Adjusted EBITDA loss, as defined below, of $1.5 million.
  Net debt, excluding finance leases and net of deferred financing costs, of $125.1 million.
  Marketed fleet utilization of 27%.
  Fully burdened margin of $3,001 per day.

Fleet Summary Highlights

  Eight rigs operating as of December 31, 2020.
  Twelve rigs expected to be operating at March 31, 2021, based on executed contracts in place.

In the fourth quarter of 2020, the Company reported revenues of $13.3 million and a net loss of $43.1 million, or $7.02 per share, compared to revenues of $45.3 million and a net loss of $35.0 million, or $9.32 per share, in the fourth quarter of 2019, and to revenues of $10.2 million and a net loss of $15.2 million, or $2.67 per share in the third quarter of 2020. In addition, the Company reported adjusted net loss (defined below) of $16.3 million, or $2.65 per share, and adjusted EBITDA loss (defined below) of $1.5 million in the fourth quarter of 2020, compared to adjusted net loss of $7.7 million, or $2.04 per share, and adjusted EBITDA of $7.2 million in the fourth quarter of 2019, and to adjusted net loss of $15.5 million, or $2.73 per share, and adjusted EBITDA loss of $0.5 million in the third quarter of 2020.

For the year ended December 31, 2020, the Company reported revenues of $83.4 million and a net loss of $96.6 million, or $19.69 per share, compared to revenues of $203.6 million and a net loss of $60.8 million, or $16.11 per share for the year ended December 31, 2019. In addition, the Company reported adjusted net loss of $53.3 million, or $10.86 per share, and adjusted EBITDA of $7.0 million for the year ended December 31, 2020 compared to adjusted net loss of $18.1 million, or $4.80 per share, and adjusted EBITDA of $43.4 million for the year ended December 31, 2019. Adjusted net loss and adjusted EBITDA are both non-GAAP financial measures that are defined and reconciled below.

Chief Executive Officer Anthony Gallegos commented, "The fourth quarter of 2020 marked an inflection point as our contracted rig count increased materially as demand for our services continued to recover from the effects of the COVID-19 pandemic. Our operating teams, supported by our industry leading systems and processes, performed exceptionally well during this period. In addition, several of our prior customers reinitiated drilling activities and contracted ICD rigs to execute their programs. Overall, since the trough of three operating rigs during the third quarter of 2020, we reactivated five rigs as of year end, representing a 167% increase over this low point. All of these reactivations were completed safely, on time, on budget and with exceptional uptime performance. We are grateful for our customers and appreciate the hard work of ICD's dedicated employees to make this performance possible."

"Looking out across our primary markets, including the Permian, Haynesville and Eagle Ford, we continue to see opportunities to increase our contracted rig count as the underlying macro environment continues to improve. Since the beginning of 2021, we have reactivated an additional three rigs and a fourth reactivation is scheduled to occur in early March. Driven by our desire to maximize shareholder returns and capitalize on improving market conditions, our Board of Directors has approved a capital budget for 2021 of $5.8 million, the vast majority of which will be maintenance driven, representing a substantial reduction compared to 2020 capital expenditures of $14.2 million."

Quarterly Operational Results

In the fourth quarter of 2020, the Company's marketed fleet operated at 27% utilization and recorded 707 revenue days, compared to 77% utilization and 1,984 revenue days in the fourth quarter of 2019, and 17% utilization and 460 revenue days in the third quarter of 2020. Operating days in the fourth quarter of 2020 include 34 standby days in which the Company earned a substantially lower dayrate.

Operating revenues in the fourth quarter of 2020 totaled $13.3 million, compared to $45.3 million in the fourth quarter of 2019 and $10.2 million in the third quarter of 2020. Revenues in the fourth quarter 2019 and third quarter of 2020 included early termination revenues of $0.6 million and $1.2 million, respectively. There was no early termination revenue in the fourth quarter of 2020. Revenue per day in the fourth quarter of 2020 was $16,720, compared to $20,241 in the fourth quarter of 2019 and $18,078 in the third quarter of 2020, excluding early termination revenue from the earlier periods. This decrease in average revenue per day resulted from a significant decline in spot dayrates during 2020, as well as the expiration of various higher dayrate legacy term contracts during 2020. The Company does not have any legacy dayrate contracts with primary terms extending into 2021.

Operating costs in the fourth quarter of 2020 totaled $12.4 million, compared to $33.9 million in the fourth quarter of 2019 and $8.7 million in the third quarter of 2020. Fully burdened operating costs were $13,719 per day in the fourth quarter of 2020, compared to $14,707 in the fourth quarter of 2019 and $14,155 in the third quarter of 2020. The sequential decrease was primarily attributable to stronger absorption of overhead costs associated with a larger operating fleet during the fourth quarter of 2020.

Excluding the impact from early termination revenues and decommissioning and reactivation costs, fully burdened rig operating margins in the fourth quarter of 2020 were $3,001 per day, compared to $5,534 per day in the fourth quarter of 2019 and $3,923 per day in the third quarter of 2020.

Selling, general and administrative expenses in the fourth quarter of 2020 were $3.4 million (including $0.4 million of non-cash stock-based compensation and $0.5 million of transaction costs incurred in connection with entering into an equity line of credit during the quarter). Excluding the equity line of credit costs, selling, general and administrative expenses during the fourth quarter of 2020 were $2.9 million (including $0.4 million of non-cash stock-based compensation). This compares to selling, general and administrative expenses of $4.7 million (including $0.5 million of non-cash stock-based compensation) in the fourth quarter of 2019 and $2.8 million (including $0.7 million of non-cash stock-based compensation) in the third quarter of 2020. The sequential increase in selling, general and administrative expenses was primarily due to seasonal audit and professional fees.

Impairment Charge

During the fourth quarter of 2020, due to the highly competitive market, management evaluated the Company's marketed fleet of drilling rigs to assess which rigs would be most relevant in the post-COVID pandemic market place and the capital requirements associated with each of these rigs. As a result of this review, the Company made the decision to reduce its marketed fleet from 29 rigs to 24 rigs. The Company does not expect to add any rigs back to its marketed fleet unless market conditions substantially improve over expectations. As a result of this review, the Company recorded an impairment charge of $24.4 million related to the remaining assets on these rigs, as well as certain other component equipment.

Drilling Operations Update

The Company exited the fourth quarter with eight rigs earning revenues under drilling contracts and currently has 12 rigs under contract, including a rig scheduled for mobilization in early March 2021. The majority of the Company's rigs are operating on short-term pad-to-pad contracts that are excluded from the Company's reported backlog. As such, the Company's backlog of drilling contracts with original terms of six months or longer was $6.1 million as of December 31, 2020, representing 1.1 rig years of activity. All of this backlog will be realized during 2021.

Capital Expenditures and Liquidity Update

The Company's capital expenditure budget for 2021, before asset sales and recoveries is $5.8 million. As of December 31, 2020, the Company had cash on hand of $12.3 million, $7.5 million of availability under its $40.0 million ABL Credit Facility, $15.0 million committed accordion under its existing term loan facility and $5.0 million available under its committed equity line of credit.

Conference Call Details

A conference call for investors will be held today, February 24, 2021, at 11:00 a.m. Central Time (12:00 p.m. Eastern Time) to discuss the Company's fourth quarter and year end 2020 results.

The call can be accessed live over the telephone by dialing (855) 239-3115 or for international callers, (412) 542-4125. A replay will be available shortly after the call and can be accessed by dialing (877) 344-7529 or for international callers, (412) 317-0088. The passcode for the replay is 10151640. The replay will be available until March 3, 2021.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto the Company's website at www.icdrilling.com in the Investor Relations section. A replay of the webcast will also be available for approximately 30 days following the call.

About Independence Contract Drilling, Inc.

Independence Contract Drilling provides land-based contract drilling services for oil and natural gas producers in the United States. The Company constructs, owns and operates a fleet of pad-optimal ShaleDriller rigs that are specifically engineered and designed to accelerate its clients' production profiles and cash flows from their most technically demanding and economically impactful oil and gas properties. For more information, visit www.icdrilling.com.

Forward-Looking Statements

This news release contains certain forward-looking statements within the meaning of the federal securities laws. Words such as "anticipated," "estimated," "expected," "planned," "scheduled," "targeted," "believes," "intends," "objectives," "projects," "strategies" and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to Independence Contract Drilling's operations are based on a number of expectations or assumptions which have been used to develop such information and statements but which may prove to be incorrect. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict, and there can be no assurance that actual outcomes and results will not differ materially from those expected by management of Independence Contract Drilling. For more information concerning factors that could cause actual results to differ materially from those conveyed in the forward-looking statements, please refer to the "Risk Factors" section of the Company's Annual Report on Form 10-K, filed with the SEC and the information included in subsequent amendments and other filings. These forward-looking statements are based on and include our expectations as of the date hereof. Independence Contract Drilling does not undertake any obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which Independence Contract Drilling becomes aware of, after the date hereof.

INDEPENDENCE CONTRACT DRILLING, INC. Unaudited (in thousands, except par value and share data) CONSOLIDATED BALANCE SHEETS

	December 31, 2020	December 31, 2019
Assets
Cash and cash equivalents	$12,279	$5,206
Accounts receivable, net	10,023	35,834
Inventories	1,038	2,325
Assets held for sale	—	8,740
Prepaid expenses and other current assets	4,102	4,640
Total current assets	27,442	56,745
Property, plant and equipment, net	382,239	457,530
Other long-term assets, net	3,528	2,726
Total assets	$413,209	$517,001
Liabilities and Stockholders' Equity
Liabilities
Current portion of long-term debt (1)	$7,637	$3,685
Accounts payable	4,072	22,674
Accrued liabilities	10,723	16,368
Merger consideration payable to an affiliate	—	3,022
Current portion of contingent consideration	—	2,814
Total current liabilities	22,432	48,563
Long-term debt (2)	137,633	134,941
Merger consideration payable to an affiliate	2,902	—
Deferred income taxes, net	505	652
Other long-term liabilities	2,704	1,249
Total liabilities	166,176	185,405
Stockholders' equity
Common stock, $0.01 par value, 50,000,000 shares authorized; 6,254,396 and 3,876,196 shares issued, respectively, and 6,175,818 and 3,812,050 shares outstanding, respectively	62	38
Additional paid-in capital	517,948	505,831
Accumulated deficit	(267,064)	(170,426)
Treasury stock, at cost, 78,578 shares and 64,146 shares, respectively	(3,913)	(3,847)
Total stockholders' equity	247,033	331,596
Total liabilities and stockholders' equity	$413,209	$517,001

(1)

As of December 31, 2020 and December 31, 2019, current portion of long-term debt includes $3.4 million and $3.7 million, respectively, of finance lease obligations.  As of December 31, 2020, current portion of long-term debt also includes $4.3 million related to the PPP Loan.

(2)

As of December 31, 2020 and December 31, 2019, long-term debt includes $4.6 million and $7.5 million, respectively, of long-term finance lease obligations.  As of December 31, 2020, long-term debt also includes
$5.7 million related to the PPP Loan.

INDEPENDENCE CONTRACT DRILLING, INC. Unaudited (in thousands, except par value and share data) CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended			Twelve Months Ended
	December 31,		September 30,	December 31,
	2020	2019	2020	2020	2019

Revenues	$13,319	$45,292	$10,224	$83,418	$203,602
Costs and expenses
Operating costs	12,380	33,881	8,663	65,367	144,913
Selling, general and administrative	3,383	4,743	2,796	13,484	16,051
Severance and merger-related expenses	—	10	—	1,076	2,698
Depreciation and amortization	10,581	11,529	10,767	43,919	45,367
Asset impairment, net	24,388	25,909	—	41,007	35,748
Loss (gain) on disposition of assets, net	1,931	1,440	(326)	723	4,943
Other expense	—	—	—	—	377
Total cost and expenses	52,663	77,512	21,900	165,576	250,097
Operating loss	(39,344)	(32,220)	(11,676)	(82,158)	(46,495)
Interest expense	(3,815)	(3,502)	(3,554)	(14,627)	(14,415)
Loss before income taxes	(43,159)	(35,722)	(15,230)	(96,785)	(60,910)
Income tax benefit	(63)	(712)	(31)	(147)	(122)
Net loss	$(43,096)	$(35,010)	$(15,199)	$(96,638)	$(60,788)

Net loss per share:
Basic and diluted	$(7.02)	$(9.32)	$(2.67)	$(19.69)	$(16.11)

Weighted average number of common shares outstanding:
Basic and diluted	6,135	3,755	5,703	4,907	3,774

INDEPENDENCE CONTRACT DRILLING, INC. Unaudited (in thousands, except par value and share data) CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twelve Months Ended December 31,
	2020	2019
Cash flows from operating activities
Net loss	$(96,638)	$(60,788)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	43,919	45,367
Asset impairment, net	41,007	35,748
Stock-based compensation	1,979	1,871
Loss on disposition of assets, net	723	4,943
Deferred income taxes	(147)	(122)
Amortization of deferred financing costs	988	814
Bad debt expense	16	459
Changes in operating assets and liabilities
Accounts receivable	26,026	5,695
Inventories	117	(349)
Prepaid expenses and other assets	(1,023)	1,473
Accounts payable and accrued liabilities	(16,680)	(7,190)
Net cash provided by operating activities	287	27,921
Cash flows from investing activities
Purchases of property, plant and equipment	(14,229)	(38,320)
Proceeds from the sale of assets	5,107	8,951
Proceeds from insurance claims	—	1,000
Collection of principal on note receivable	145	—
Net cash used in investing activities	(8,977)	(28,369)
Cash flows from financing activities
Borrowings under Revolving Credit Facilities	11,045	4,511
Repayments under Revolving Credit Facilities	(11,038)	(7,077)
Borrowings under PPP Loan	10,000	—
Proceeds from issuance of common stock	10,978	—
Common stock issuance costs	(772)	(177)
Purchase of treasury stock	(66)	(809)
RSUs withheld for taxes	(44)	(34)
Financing costs paid under Term Loan Facility	—	(5)
Financing costs paid under Revolving Credit Facilities	—	(22)
Payments for finance lease obligations	(4,340)	(2,980)
Net cash provided by (used in) financing activities	15,763	(6,593)
Net increase (decrease) in cash and cash equivalents	7,073	(7,041)
Cash and cash equivalents
Beginning of year	5,206	12,247
End of year	$12,279	$5,206

	Twelve Months Ended December 31,
	2020	2019
Supplemental disclosure of cash flow information
Cash paid during the year for interest	$13,309	$13,974
Supplemental disclosure of non-cash investing and financing activity
Change in property, plant and equipment purchases in accounts payable	$(7,201)	$1,607
Additions to property, plant and equipment through finance leases	$2,650	$13,143
Extinguishment of finance lease obligations from sale of assets classified as finance leases	$(1,549)	$(249)
Transfer of assets from held and used to held for sale	$—	$(18,506)
Transfer from inventory to fixed assets	$—	$(406)

The following table provides various financial and operational data for the Company's operations for the three months ending December 31, 2020 and 2019 and September 30, 2020, and the twelve months ending December 31, 2020 and 2019. This information contains non-GAAP financial measures of the Company's operating performance. The Company believes this non-GAAP information is useful because it provides a means to evaluate the operating performance of the Company on an ongoing basis using criteria that are used by our management. Additionally, it highlights operating trends and aids analytical comparisons. However, this information has limitations and should not be used as an alternative to operating income (loss) or cash flow performance measures determined in accordance with GAAP, as this information excludes certain costs that may affect the Company's operating performance in future periods.

OTHER FINANCIAL & OPERATING DATA Unaudited

	Three Months Ended			Twelve Months Ended
	December 31,		September 30,	December 31,
	2020	2019	2020	2020	2019

Number of marketed rigs end of period(1)	24	29	29	24	29
Rig operating days(2)	707	1,984	460	3,739	8,985
Average number of operating rigs(3)	7.7	21.6	5.0	10.2	24.6
Rig utilization(4)	27%	77%	17%	35%	83%
Average revenue per operating day(5)	$16,720	$20,241	$18,078	$19,000	$20,628
Average cost per operating day(6)	$13,719	$14,707	$14,155	$13,984	$14,202
Average rig margin per operating day	$3,001	$5,534	$3,923	$5,016	$6,426

(1)	Marketed rigs exclude idle rigs that will not be reactivated until upgrades or conversions are complete.

(2)	Rig operating days represent the number of days our rigs are earning revenue under a contract during the period, including days that standby revenues are earned.

(3)	Average number of operating rigs is calculated by dividing the total number of rig operating days in the period by the total number of calendar days in the period.

(4)	Rig utilization is calculated as rig operating days divided by the total number of days our marketed drilling rigs are available during the applicable period.

(5)

Average revenue per operating day represents total contract drilling revenues earned during the period divided by rig operating days in the period.  Excluded in calculating average revenue per operating day are revenues associated with the reimbursement of (i) out-of-pocket costs paid by customers of $1.5 million, $4.5 million and
$0.8 million during the three months ended December 31, 2020 and 2019, and September 30, 2020, respectively, and $9.0 million and $15.8 million during the twelve months ended December 31, 2020 and 2019, respectively, (ii)
revenues associated with the amortization of intangible revenue acquired in the Sidewinder Merger of $1.1 million during the twelve months ended December 31, 2019, and (iii) early termination revenues of zero, $0.6 million and
$1.2 million during the three months ended December 31, 2020 and 2019, and September 30, 2020, respectively, and $3.3 million and $1.4 million during the twelve months ended December 31, 2020 and 2019, respectively.

(6)

Average cost per operating day represents operating costs incurred during the period divided by rig operating days in the period.  The following costs are excluded in calculating average cost per operating day: (i) out-of-pocket costs paid by customers of $1.5 million, $4.5 million and $0.8 million during the three months ended December 31, 2020 and 2019, and September 30, 2020, respectively, and $9.0 million and $15.8 million during the twelve months ended
December 31, 2020 and 2019, respectively, (ii) new crew training costs of zero, $0.2 million and zero during the three months ended December 31, 2020 and 2019, and September 30, 2020, respectively, and $0.2 million and $0.3 million during the twelve months ended December 31, 2020 and 2019, respectively, (iii) construction overhead costs expensed due to reduced rig construction activity of $0.5 million, zero and $0.5 million during the three months ended December
31, 2020 and 2019, and September 30, 2020, respectively, and $1.9 million and $1.1 million during the twelve months ended December 31, 2020 and 2019, respectively, and (iv) rig decommissioning costs associated with stacking deactivated rigs and rig reactivation costs associated with the redeployment of previously stacked rigs of $0.7 million, zero and $0.8 million during the three months ended December 31, 2020 and 2019, and September 30, 2020, respectively, and $2.0 million and $0.2 million during the twelve months ended December 31, 2020, and 2019, respectively.

Non-GAAP Financial Measures

Adjusted net (loss) income, EBITDA and adjusted EBITDA are supplemental non-GAAP financial measures that are used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. In addition, adjusted EBITDA is consistent with how EBITDA is calculated under our credit facility for purposes of determining our compliance with various financial covenants. We define "adjusted net (loss) income" as net (loss) income before: asset impairment, net; (gain) loss on disposition of assets, net; intangible revenue; severance and merger-related expenses; and other adjustments. We define "EBITDA" as earnings (or loss) before interest, taxes, depreciation, and amortization, and we define "adjusted EBITDA" as EBITDA before stock-based compensation, non-cash asset impairments, gains or losses on disposition of assets, and other non-recurring items added back to, or subtracted from, net income for purposes of calculating EBITDA under our credit facilities. Neither adjusted net (loss) income, EBITDA or adjusted EBITDA is a measure of net income as determined by U.S. generally accepted accounting principles ("GAAP").

Management believes adjusted net (loss) income, EBITDA and adjusted EBITDA are useful because they allow our stockholders to more effectively evaluate our operating performance and compliance with various financial covenants under our credit facility and compare the results of our operations from period to period and against our peers without regard to our financing methods or capital structure or non-recurring, non-cash transactions. We exclude the items listed above from net income (loss) in calculating adjusted net (loss) income, EBITDA and adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. None of adjusted net (loss) income, EBITDA or adjusted EBITDA should be considered an alternative to, or more meaningful than, net income (loss), the most closely comparable financial measure calculated in accordance with GAAP, or as an indicator of our operating performance or liquidity. Certain items excluded from adjusted net (loss) income, EBITDA and adjusted EBITDA are significant components in understanding and assessing a company's financial performance, such as a company's return on assets, cost of capital and tax structure. Our presentation of adjusted net (loss) income, EBITDA and adjusted EBITDA should not be construed as an inference that our results will be unaffected by unusual or non-recurring items. Our computations of adjusted net (loss) income, EBITDA and adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

Reconciliation of Net Loss to Adjusted Net Loss:

	(Unaudited)						(Unaudited)
	Three Months Ended						Twelve Months Ended
	December 31,				September 30,		December 31,
	2020		2019		2020		2020		2019
	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share
(in thousands)
Net loss	$(43,096)	$(7.02)	$(35,010)	$(9.32)	$(15,199)	$(2.67)	$(96,638)	$(19.69)	$(60,788)	$(16.11)
Add back:
Asset impairment, net (1)	24,388	3.98	25,909	6.90	—	—	41,007	8.36	35,748	9.47
Loss (gain) on disposition of assets, net (2)	1,931	0.31	1,440	0.38	(326)	(0.06)	723	0.15	4,943	1.31
Intangible revenue (3)	—	—	—	—	—	—	—	—	(1,079)	(0.28)
Severance and merger-related expenses (4)	—	—	10	—	—	—	1,076	0.22	2,698	0.71
Purchase agreement costs (5)	497	0.08	—	—	—	—	497	0.10	—	—
Other expense	—	—	—	—	—	—	—	—	377	0.10
Adjusted net loss	$(16,280)	$(2.65)	$(7,651)	$(2.04)	$(15,525)	$(2.73)	$(53,335)	$(10.86)	$(18,101)	$(4.80)

Reconciliation of Net Loss to EBITDA and Adjusted EBITDA:

	(Unaudited)			(Unaudited)
	Three Months Ended			Twelve Months Ended
	December 31,		September 30,	December 31,
	2020	2019	2020	2020	2019
(in thousands)
Net loss	$(43,096)	$(35,010)	$(15,199)	$(96,638)	$(60,788)
Add back:
Income tax benefit	(63)	(712)	(31)	(147)	(122)
Interest expense	3,815	3,502	3,554	14,627	14,415
Depreciation and amortization	10,581	11,529	10,767	43,919	45,367
Asset impairment, net (1)	24,388	25,909	—	41,007	35,748
EBITDA	(4,375)	5,218	(909)	2,768	34,620
Loss (gain) on disposition of assets, net (2)	1,931	1,440	(326)	723	4,943
Stock-based compensation	425	486	694	1,979	1,871
Intangible revenue (3)	—	—	—	—	(1,079)
Severance and merger-related expenses (4)	—	10	—	1,076	2,698
Purchase agreement costs (5)	497	—	—	497	—
Other expense	—	—	—	—	377
Adjusted EBITDA	$(1,522)	$7,154	$(541)	$7,043	$43,430

(1)

During the fourth quarter of 2020, due to the highly competitive market and in an effort to minimize capital spending, management drafted and approved a plan to upgrade our existing fleet, by utilizing the primary components needed to complete the upgrades from five rigs and these rigs were removed from our marketed fleet.  We recorded an impairment charge of $24.4 million related to the remaining assets on these rigs, as well as certain other component equipment.  In the fourth quarter of 2019, we recorded impairments totaling
$25.9 million relating primarily to our decision to remove two rigs from our marketed fleet, as well as a plan to sell or otherwise dispose of rigs and related component equipment, much of which was acquired in connection with the Sidewinder Merger.

(2)

In the fourth quarter of 2020 and 2019, and the third quarter of 2020, we recorded a loss, loss and gain, respectively, of $1.9 million, $1.4 million and $0.3 million, respectively, on disposition of miscellaneous drilling equipment in the respective quarter.

(3)	We amortized $1.1 million of intangible revenue related to an unfavorable contract liability acquired in the Sidewinder Merger for the year ended December 31, 2019.

(4)

Severance expense of $1.1 million was recorded in 2020 in connection with our cost reduction measures instituted in response to the COVID-19 pandemic and deteriorating market conditions.  Severance and merger-related expenses of $2.7 million were recorded in 2019 primarily comprised of severance, professional fees and other Sidewinder merger-related expenses.

(5)	Purchase agreement costs were recorded in the fourth quarter of 2020 in connection with our committed equity line of credit.

INVESTOR CONTACTS:
Independence Contract Drilling, Inc.
E-mail inquiries to: Investor.relations@icdrilling.com
Phone inquiries: (281) 598-1211